Exhibit (g)(13)

December 15, 2017

State Street Bank and Trust Company

Attention: Suzanne Hinckley

1200 Crown Colony Drive

Quincy, MA 02169

Re:	Baron Investment Funds Trust and Baron Select Funds (each, a “Fund”)

Ladies and Gentlemen:

Please be advised that the undersigned Funds have established three new series of shares to be known as Baron WealthBuilder Fund, Baron Durable Advantage Fund, and Baron Real Estate Income Fund.

In accordance with Section 18.6, the Additional Portfolios provision, of the Master Custodian Agreement (the “Master Custodian Agreement”) dated as of March 28, 2007 by and among each registered management investment company party thereto and State Street Bank and Trust Company, the undersigned Funds hereby request that your bank act as Custodian for Baron WealthBuilder Fund, Baron Durable Advantage Fund, and Baron Real Estate Income Fund under the terms of the aforementioned contract. In connection with such request, the undersigned Funds hereby confirm to you, as of the date hereof, its representations and warranties set forth in Section 18.7 of the aforementioned contract. In addition, we are hereby requesting that your bank act as Administrator for Baron WealthBuilder Fund, Baron Durable Advantage Fund, and Baron Real Estate Income Fund pursuant to the Administration Agreement dated as of April 13, 2007 by and among each registered investment company party thereto and State Street Bank and Trust Company. In connection with such request, the undersigned Funds hereby confirm to you, as of the date hereof, its representations and warranties set forth in Section 4 of the aforementioned contract.

Kindly indicate your acceptance of the foregoing by executing three copies of this letter agreement, returning one to each of the Funds and retaining one for your records.

Sincerely,

Baron Investment Funds Trust on behalf of: Baron Durable Advantage Fund

By:	/s/ Patrick M. Patalino
Name: Title:	Patrick M. Patalino General Counsel, Duly Authorized

Baron Select Funds on behalf of: Baron WealthBuilder Fund Baron Real Estate Income Fund

By:	/s/ Patrick M. Patalino
Name: Title:	Patrick M. Patalino General Counsel, Duly Authorized

Agreed and Accepted:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President, Duly Authorized

Effective Date: ____________________, 2017